Exhibit 10.43

Execution Copy

DATED 30 JANUARY 2009

PYPO HOLDINGS (HK) COMPANY LIMITED

AS BORROWER

AND

NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR

ONTWIKKELINGSLANDEN N.V.

AS LENDER

TERM FACILITY AGREEMENT

i

23.	Events of Default	37

24.	ASSIGNMENT AND TRANSFER	39

25.	CHANGES TO THE BORROWER	42

26.	CONDUCT OF BUSINESS BY FMO	42

27.	PAYMENT MECHANICS	43

28.	SET-OFF	45

29.	NOTICES	45

30.	CALCULATIONS AND CERTIFICATES	46

31.	REMEDIES AND WAIVERS	47

32.	AMENDMENTS AND WAIVERS	47

33.	COUNTERPARTS	47

34.	GOVERNING LAW	47

35.	ARBITRATION	47

SCHEDULES 1 TO 18 ATTACHED

SIGNATURE PAGE

ii

THIS AGREEMENT is dated 30 January 2009 and made between:

1.	PYPO HOLDINGS (HK) COMPANY LIMITED (the “Borrower”), a limited liability company incorporated and existing under the laws of Hong Kong Special Administrative Region, (Company No. 1172340), having its registered office at 48th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong; and

2.	NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V. (“FMO”) a company limited by shares incorporated and existing under the laws of The Netherlands, having its corporate seat in The Hague, The Netherlands and having its registered office at Anna van Saksenlaan 71, 2593 HW, The Hague, The Netherlands.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Exchange” refers to The Stock Exchange of Hong Kong Limited, Singapore Exchange Limited, The Tokyo Stock Exchange or any one of the reputable international stock exchanges in Western Europe and the United States.

“Adjusted Net Income” means the “Net Income Attributable to the Parent” as calculated and disclosed pursuant to Statement of Accounting Standards (“SAS”) No. 160, as set forth in the audited consolidated financial statements of the Group adjusted to:

(i) add back to the “Net Income Attributable to the Parent” any charges for

(a) “acquisition-related costs” as defined in and charged to expense pursuant to SAS No. 141(R) and any other fees, expenses or payments to any third party related to a merger or share exchange transaction (“Merger or Share Exchange”) while the Loan is outstanding (“Applicable Period”);

(b) the amortization of intangibles;

(c) impairment of goodwill, each (a) - (c) as it relates to any acquisitions completed in, or pending at the end of, the Applicable Period (including any Merger or Share Exchange), by members of the Group;

(ii) add back to the “Net Income Attributable to the Parent” any out of pocket (i.e., third party) expenses incurred to design, implement and annually assess disclosure controls and procedures and internal controls over financial reporting by members of the Group as a consequence of Borrower’s compliance with the Sarbanes-Oxley Act and similar applicable regulations;

(iii) add back to the “Net Income Attributable to the Parent” any charges for Taxes payable by any member of the Group that are directly attributable to a Merger or Share Exchange and that apply to the Applicable Period; and

(iv) deduct from the “Net Income Attributable to Parent” the financial statement tax benefit of the amount in (i), (ii) and (iii) above, computed by multiplying the amount of the adjustment in (i), (ii) or (iii) above by the statutory tax rate applicable to the Group entity that incurred the expense.

“Auditors” means Deloitte Touche Totmatsu, Hong Kong, being an independent public accountant or such other independent public accountant appointed by the Borrower subject to and in accordance with Clause 21.11 (Auditors).

“Authorisation” means an authorisation, consent, approval, resolution, licence, government approval, exemption, filing, notarisation or registration.

“Availability Period” means the period of up to one year from and including the date of this Agreement.

“Available Facility” means the amount of the Facility minus:

(a)	the amount of any outstanding Loans;

(b)	in relation to any proposed Utilisation, the amount of any Loans that are due to be made on or before the proposed Utilisation Date;

and

(c)	any amount cancelled pursuant to Sub-clause 7.3 (Voluntary Cancellation).

“Basic Terms and Conditions of Employment” means the requirements as applicable to the Borrower and each of PYPO PRC and its operating Subsidiaries on wage, working hours, labour contracts and occupational health & safety issues, stemming from SCHEDULE 11 and ILO conventions 26 and 131 (on remuneration), 1 (on working hours) and 155 (on health & safety).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in which is a TARGET Day.

“Compliance Certificate” means a certificate in the form set out in SCHEDULE 5 (Form of Compliance Certificate).

“Core Labour Standards” means the requirements as applicable to the Borrower and each of PYPO PRC and its operating Subsidiaries on child and forced labour, discrimination and freedom of association and collective bargaining, stemming from the ILO Declaration on Fundamental Principles and Rights at Work, adopted in 1998 and covering: (i) freedom of association and the right to collective bargaining, (ii) the elimination of forced and compulsory labour, (iii) the abolition of child labour and (iv) the elimination of discrimination in the workplace.

“Current Assets” means the aggregate of the Group’s cash, marketable securities, trade and other receivables realisable within one year, inventories and prepaid expenses which are to be charged to income within one year.

“Current Liabilities” means the aggregate of all liabilities of the Group falling due within one year.

“Current Ratio” means the result obtained by dividing (i) Current Assets by (ii) Current Liabilities.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“EBITDA” refers to Adjusted Net Income before interest, taxes, depreciation and amortization.

“EBITDA Margin” equals to EBITDA divided by total revenue; it measures the extent to which cash operating expenses use up revenue.

“Equity” means at any time the aggregate of: (i) the amounts paid up or credited as paid up on the issued ordinary share capital of the Group; (ii) any amount credited to the share premium account; (iii) any retained earnings.

“EURIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate;

or

(b)	(if no Screen Rate is available for the Interest Period of the relevant Loan) the arithmetic mean of the rates (rounded upwards to the nearest three decimal points) as supplied to FMO at its request quoted by the Reference Banks, to leading banks in the European Banking Federation, as at 11:00 am on the Quotation Day for the offering of deposits in Euros for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Facility” means the term facility made available under this Agreement as described in Clause 2 (The Facility).

“Finance Documents” means this Agreement and the FMO Security Documents, together with documents annexed and referred hereto and thereto, and any other document designated as such by FMO and the Borrower.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance;

(k)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

and

(l)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (k) above.

“Financial Statements” means, in relation to the Group, the audited consolidated financial statements of the Borrower for the financial year ended 31 March 2008, prepared in accordance with US GAAP.

“FMO Security” means the Security created under:

(a)	the corporate guarantee entered or to be entered into by the Guarantor and FMO (“Corporate Guarantee”), substantially in the form set out in SCHEDULE 15;

(b)	the charge deed entered or to be entered into by the Guarantor, the Borrower and FMO (“Charge Deed”), substantially in the form set out in SCHEDULE 13; and

(c)	the equity pledge agreement entered or to be entered into by the Borrower, PYPO PRC and FMO (“Equity Pledge Agreement”), substantially in the form set out in SCHEDULE 14.

“FMO Security Documents” means the documents listed in SCHEDULE 6 (FMO Security).

“Front-end Fee” means the front-end fee payable to FMO pursuant to Sub-clause 11.1 (Front-end Fee).

“Group” means the Borrower and its Subsidiaries (including without limitation PYPO PRC) from time to time.

“Guarantor” means Pypo Digital Company Limited, a company organised and existing under the laws of the Cayman Islands.

“Holding Company” means, in relation to the Borrower, any other company or corporation in respect of which it is a Subsidiary.

“ILO” means the International Labour Organization.

“Interest Payment Date” means 15 August and 15 February in any year, and each an “Interest Payment Date”.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Sub-clause 8.5 (Default interest).

“IPO Premium” equals to an amount representing the IRR of 20% calculated over the full amount of the Facility (that is, 15 million Euros) for the period from the first Utilisation Date to the later of (i) the date of the relevant Qualified IPO and (ii) the date falling 12 months after the first Utilization Date;

“IPO Premium Payment Date” is the first Interest Payment Date occurring after the later of (i) the date of the relevant Qualified IPO and (ii) the date falling 12 months after the first Utilization Date;

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding under the Facility from time to time.

“Mandatory Cost” means in relation to FMO in respect of any Interest Period for a Loan, the cost to FMO of compliance with the requirements of the European Central Bank, determined in accordance with SCHEDULE 3 (Mandatory Cost Formulae) (any such cost, for the purposes of this Agreement, to be represented by the percentage rate notified by FMO prior to the last day of the relevant Interest Period).

“Margin” means (as applicable) 300 basis points or 100 basis points.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group or the reputation of FMO;

(b)	the ability of the Borrower, the Guarantor or any member of the Group to perform its obligations under the Finance Documents to which it is a party;

or

(c)	the validity or enforceability of the Finance Documents or the rights or remedies of FMO under the Finance Documents.

“Monitoring Fee” means the monitoring fee payable to FMO pursuant to Sub-clause 11.2 (Monitoring Fee).

“Net Margin” means Adjusted Net Income after tax divided by revenues, expressed as a percentage.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PYPO PRC” means Beijing Pypo Technology Group Company Limited, a company organised and existing under the laws of the PRC.

“PRC” means the People’s Republic of China excluding for the purposes of this Agreement, the Hong Kong Special Administrative Region of the People’s Republic of China, Macau Special Administrative Region of the People’s Republic of China and Taiwan.

“Qualified IPO” means (i) a fully underwritten initial public offering of the shares of the Borrower (or its Holding Company or its Subsidiaries, as the case may be) on any internationally recognized stock exchange; or (ii) a reverse takeover of or a merger into a listed entity by the Borrower (or its Holding Company or its Subsidiaries, as the case may be) on an internationally recognized stock exchange.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, 5 Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by FMO in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means three leading commercial banks active in the Relevant Interbank Market selected by FMO.

“Relevant Interbank Market” means the European interbank market.

“Repayment Date” means 15 August 2014, 15 August 2015 and 15 August 2016 respectively, being the dates on which the Loans shall be repaid in accordance with Sub-clause 6.1 (Repayment of Loans); but if any of those dates is not a Business Day, then that Repayment Date shall be deemed to be the immediately succeeding Business Day.

“Repayment Instalment” means each instalment for repayment of the Loans referred to in Sub-clause 6.1 (Repayment of Loans).

“Repeating Representations” means all the representations set out in Clause 17 (Representations).

“Screen Rate” means in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, FMO may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Social Law” means any law, rule or regulation (including international treaty obligations) applicable in any jurisdiction concerning (i) labour, (ii) social security, (iii) the regulation of industrial relations (between government, employers and employees), (iv) the protection of occupational as well as public health and safety, (v) the regulation of public participation, (vi) the protection and regulation of ownership of land rights (both formal and traditional), immovable goods and intellectual and cultural property rights, (vii) the protection and empowerment of indigenous peoples or ethnic groups, (viii) the protection, restoration and promotion of cultural heritage, (ix) all other laws, rules and regulations providing for the protection of employees and citizens.

“Solvency Ratio” means the result obtained by dividing (i) Equity by (ii) Total Assets, expressed as a percentage.

“Sponsors” refer to the individuals whose names and details are set out in SCHEDULE 18 (Details of Sponsors), who together hold (directly or indirectly) no less than 30% of the issued share capital of the Guarantor.

“Subsidiary” means in relation to any company or corporation, any person:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation;

or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in EUR.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means 15 August 2016.

“Territory” means the Hong Kong Special Administrative Region of the PRC.

“Total Assets” means all of the Group’s assets of any kind whatsoever, including without limitation, cash, inventory, trade and other receivables, securities, loans, revenues and rights to receive income or other payments and other fixed assets.

“Total Liabilities” means all of the Group’s debts, liabilities or obligations that arise during the course of business operations and include loans, accounts payable, mortgages, deferred revenues and accrued expenses.

“Transfer Certificate” means a transfer certificate in the form set out in SCHEDULE 4 (Transfer Certificate).

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US GAAP” means the generally accepted accounting principles in the United States.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date, on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in SCHEDULE 2 (Form of Utilisation Request).

“VAT” means value added tax or tax of a similar nature in any relevant jurisdiction.

1.2	Construction

1.2.1	Unless a contrary indication appears any reference in this Agreement to:

(a)	“FMO”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“assets” includes present and future properties and rights of every description;

(c)	“Finance Documents” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(d)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(f)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(g)	“month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(i)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

and

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last month of any period.

(h)	a provision of law is a reference to that provision as amended or re-enacted; and

(i)	a time of day is a reference to Central European Time.

1.2.2	Clause, Sub-clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document(s) or in any notice given under or in connection with any Finance Document(s) has the same meaning in that Finance Document(s) or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived.

1.3	Currency Symbols and Definitions

“Euro” means the single currency unit of the Participating Member States and “RMB” means the lawful currency of the PRC.

1.4	Third party rights

A person who is not a Party has no right to enforce or enjoy the benefit of any term of this Agreement.

2.	THE FACILITY

Subject to the terms of this Agreement, FMO makes available to the Borrower a Euro term facility in an aggregate amount of up to fifteen million Euros (€15,000,000).

3.	PURPOSE

The Borrower shall apply the amounts borrowed by it under the Facility towards capitalization of PYPO PRC. PYPO PRC shall use the proceeds to finance its capital expenditures and working capital with respect to its expansion plan in Central, Western and rural regions in the PRC.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless FMO has received all of the documents and other evidence listed in SCHEDULE 1 (Conditions precedent) in form and substance satisfactory to FMO.

4.2	Further conditions precedent

FMO will only be obliged to make a Loan available to the Borrower if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by the Borrower are true in all material respects.

4.3	Maximum number of Loans

The Borrower may deliver Utilisation Requests for the Utilisation of a maximum of three (3) Loans.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to FMO of a duly completed Utilisation Request not later than ten (10) Business Days before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

and

(b)	the currency and amount of the Utilisation comply with Sub-clause 5.3 (Currency and amount).

5.2.2	Only 1 Loan may be requested in each Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request must be Euro.

5.3.2	The amount of the proposed Utilisation must be an amount which is not more than the Available Facility and which is a minimum of five million Euros (€5,000,000) or if less, the Available Facility.

6.	REPAYMENT

6.1	Repayment of Loans

The Borrower shall repay the Loans made to it pursuant to the Facility in three (3) equal annual instalments by repaying five million Euros (€5,000,000) on each of the Repayment Dates.

6.2	Re-borrowing

The Borrower may not re-borrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for FMO to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan:

7.1.1	FMO shall promptly notify the Borrower upon becoming aware of that event whereupon the Facility will be immediately cancelled.

7.1.2	The Borrower shall repay the Loans made to the Borrower on the Last day of the Interest Period for each Loan occurring after FMO has notified the Borrower or, if earlier, the date specified by FMO in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of management

7.2.1	If the Sponsors cease to own (directly or indirectly) 30% (prior to a Qualified IPO, and if a Qualified IPO has occurred then 15% will apply) of the Guarantor and/or cease to have management control over the Borrower or the Guarantor and/or any person or group of persons acting in concert gains ownership or management control of the Borrower or the Guarantor:

(a)	the Borrower shall promptly notify FMO upon becoming aware of that event;

(b)	FMO shall not be obliged to fund a Utilisation;

(c)	FMO may, by not less than ten (10) Business Days notice to the Borrower, cancel the Facility and declare all outstanding Loans, together with accrued interest and all other amounts accrued under the

Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

7.2.2	For the purpose of Sub-clause 7.2.1 above “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Borrower or the Guarantor (as the case may be), to obtain or consolidate ownership or management control of the Borrower or the Guarantor (as the case may be).

7.3	Voluntary cancellation

7.3.1	Subject to Sub-clause 7.5 (Restrictions), the Borrower may, if it gives FMO not less than ninety (90) Business Days’ (or such shorter period as FMO may agree) prior notice, cancel the whole but not part of the Available Facility without payment of any cancellation fee.

7.3.2	No amount of the Available Facility cancelled pursuant to Sub-clause 7.3.1 may be subsequently reinstated.

7.4	Voluntary prepayment of Loans

7.4.1	Subject to Sub-clause 7.5 (Restrictions) the Borrower may, if it gives FMO not less than ninety (90) Business Days’ (or such shorter period as FMO may agree) prior notice, prepay the whole or any part of a Loan on any Interest Payment Date.

7.4.2	No prepayment penalty or break funding costs shall be applicable in the event the Borrower prepays the whole or any part of a Loan in accordance with this Sub-clause 7.4 (Voluntary prepayment of Loans), unless such Loan shall be prepaid on any date other than an Interest Payment Date in which case the prepayment premium shall be two per cent. (2%) of the amount prepaid.

7.4.3	Any prepayment under this Sub-clause 7.4 (Voluntary prepayment of Loans) shall satisfy the obligations under Sub-clause 6.1 (Repayment of Loans) in inverse chronological order.

7.5	Restrictions

7.5.1	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.5.2	Any cancellation or prepayment pursuant to this Agreement shall be made together with accrued interest on the amount prepaid (in the case of a prepayment) and any other outstanding fees or costs.

7.5.3	The Borrower may not re-borrow any part of the Facility which is prepaid pursuant to this Agreement. No amount of the Facility cancelled under this Agreement may be subsequently reinstated.

7.5.4	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Available Facility, except at the times and in the manner expressly provided for in this Agreement.

7.5.5	For the avoidance of doubt, even in the event of any prepayment made pursuant to this Clause 7, the Borrower shall (and the Borrower shall procure each member of the Group to) continue to comply with all relevant terms of this Agreement, in particular, the financial covenants set out in Clause 19 (Financial covenants) and the provisions relating to the payment of IPO Premium in the event of a Qualified IPO under Clause 8, until the Borrower has fully discharged all of its obligations under this Agreement.

8.	INTEREST

8.1	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest and certain additional interest payments on that Loan on each Interest Payment Date at the times and in such manner as expressly provided for in this Clause 8.

8.2	Schedule of interest and additional interest payments

8.2.1	Subject to Clause 8.3, the Borrower shall pay interest as from the first Utilisation Date until the Termination Date, the applicable rate of interest on the Loan pursuant to the Facility for each Interest Period is the percentage rate per annum which is the aggregate of:

(i)	a Margin of 300 basis points; and

(ii)	6 months EURIBOR,

8.2.2	Subject to Clause 8.3, the Borrower shall pay an additional amount of interest on the Termination Date, such additional amount of interest (if any) shall equal the difference between (A) the aggregate amount of interest that FMO shall receive if interest on the Loan is at a fixed rate of 11% per annum over the period the Loan was outstanding and (B) the total amount of interest received pursuant Sub-clause 8.2.1 above, and for avoidances of doubt, should the difference between (A) and (B) be less than zero, the additional amount will be zero.

8.3	Schedule of interest and additional interest payments where a Qualified IPO occurs prior to the Termination Date

8.3.1	In the event where a Qualified IPO (save if it occurs within the PRC then Clause 8.3.2 shall apply in lieu of this Clause 8.3.1) occurs on a date prior to the Termination Date, the provisions in Clause 8.2 above shall not apply and shall be replaced by the following provisions:

(a)	the Borrower shall pay interest as from the first Utilisation Date until the Interest Payment Date immediately following the date of the relevant Qualified IPO, the applicable rate of interest for each Interest Period is the percentage rate per annum which is the aggregate of:

(i)	a Margin of 300 basis points; and

(ii)	6 months EURIBOR,

(b)	the Borrower shall pay interest as from the Interest Payment Date immediately following the date of the relevant Qualified IPO until the Termination Date, the applicable rate of interest on the Loan pursuant to the Facility for each Interest Period is the percentage rate per annum which is the aggregate of:

(i)	a Margin of 100 basis points; and

(ii)	6 months EURIBOR,

(c)	the Borrower shall make an additional payment in cash or cash equivalent to FMO, which shall be equal to the IPO Premium, on the IPO Premium Payment Date, provided that if the relevant Group entity or the Guarantor is listed on an Acceptable Exchange at the said relevant Qualified IPO, the Borrower shall have, at its sole discretion (exercisable by notice in writing to be served on FMO within 30 days immediately prior to the Qualified IPO), the option to, at the time of the Qualified IPO, make payment of the IPO Premium in the following manner in lieu of all cash:

(i)	on the IPO Premium Payment Date, the Borrower shall pay no less than 50% of the IPO Premium in cash or cash equivalent (“IPO Premium Cash Payment”); and

(ii)

without prejudice to Sub-clause 8.3.1(d) below and save and except if any of the exceptions under Sub-clause 8.3.1(c)(iii) below applies, the Borrower shall procure that the relevant listed entity shall, at the time of or as soon as practicable after the Qualified IPO, issue and allot to FMO (or such nominee as FMO may designate) such number of shares (credited as fully paid-up and free from encumbrance) in the listed entity calculated based on the following formula: the IPO Premium less the IPO Premium Cash Payment, then MULTIPLIED by 2 and DIVIDED BY the price of each share in respect of the relevant Qualified IPO,

(iii)	in the event where: (A) the number of shares calculated under Sub-clause 8.3.1(c)(ii) above may result in FMO being required to make a general offer or mandatory offer under applicable laws, rules and regulations; or (B) the Borrower and/or the relevant entity listed or to be listed fails to obtain all requisite consents from the applicable entities and authorities for the share issuance; or (C) the share issuance cannot take place due to any applicable law, rules or regulations, the Borrower shall pay the IPO Premium to FMO wholly in cash on the IPO Premium Payment Date,

(d)	if for whatsoever reason FMO has not been allotted or issued such number of shares credited as fully paid-up and free from encumbrance in the relevant listed entity pursuant to this Clause 8.3.1(c)(ii) before the IPO Premium Payment Date, the Borrower shall pay the IPO Premium to FMO wholly in cash or cash equivalent to FMO on the IPO Premium Payment Date.

8.3.2	In the event where a Qualified IPO occurs within the PRC on a date prior to the Termination Date, the provisions in Clause 8.2 of the Agreement shall not apply and shall be replaced by the following provisions:

(a)	the Borrower shall pay interest as from the first Utilisation Date until the Interest Payment Date immediately following the date of the relevant Qualified IPO, the applicable rate of interest for each Interest Period is the percentage rate per annum which is the aggregate of:

(i)	a Margin of 300 basis points; and

(ii)	6 months EURIBOR,

(b)	the Borrower shall pay interest as from the Interest Payment Date immediately following the date of the relevant Qualified IPO until the Termination Date, the applicable rate of interest on the Loan pursuant to the Facility for each Interest Period is the percentage rate per annum which is the aggregate of:

(i)	a Margin of 100 basis points; and

(ii)	6 months EURIBOR,

(c)	the Borrower shall make an additional payment to FMO, which shall equal to the IPO Premium on the IPO Premium Payment Date in cash or cash equivalent.

8.4	Notification of rates of interest

FMO shall ultimately two (2) Business Days prior to the first date of each Interest Period notify the Borrower (in writing) of the determination of a rate of interest under this Agreement.

8.5	Default interest

8.5.1	If the Borrower fails to pay any amount payable by it under the Finance Documents on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Sub-clause 8.5.2 below, is twelve per cent. (12%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan, in the currency of the overdue amount for successive Interest Periods, each of a duration selected by FMO (acting reasonably). Any interest accruing under this Sub-clause 8.5 (Default interest) shall be immediately payable by the Borrower on demand by FMO.

8.5.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(a)	the (first) Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan;

and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be a rate being twelve per cent. (12%) higher than the rate, which would have applied if the overdue amount had not become due.

8.6	Mandatory Cost

If applicable, FMO may charge to the Borrower in addition to the interest determined under Sub-clause 8.1 (Payment of interest), its Mandatory Cost.

9.	INTEREST PERIODS

9.1	Duration of Interest Periods

9.1.1	Subject to Sub-clause 8.1(Payment of interest) and Sub-clause 8.2 (Schedule of interest and additional interest payments), the first Interest

Period for a Loan shall begin at the Utilisation Date for such Loan and end on the date falling immediately prior to the next occurring relevant Interest Payment Date. If that Utilisation Date falls on a day less than 15 days prior to the first upcoming Interest Payment Date, the pertaining Interest Period shall be extended by the number of days between that Utilisation Date and that Interest Payment Date. Thereafter each subsequent Interest Period shall commence on the relevant Interest Payment Date and end on the date falling immediately prior to the next occurring Interest Payment Date.

9.1.2	An Interest Period for a Loan shall not extend beyond the relevant Termination Date.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Sub-clause 10.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 am on the Quotation Day, the applicable EURIBOR shall be determined by FMO at its sole discretion on the basis of quotations from the remaining Reference Banks.

10.2	Market disruption

10.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for that Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin;

(b)	the rate notified to the Borrower by FMO as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to FMO of funding that Loan from whatever source it may reasonably select;

and

(c)	the Mandatory Cost, if any.

10.2.2	In this Agreement “Market Disruption Event” means:

(a)	at or about 11:00 am, two (2) Business Days before commencement of the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to FMO to determine EURIBOR for EUR and the relevant Interest Period;

or

(b)	before close of business in Frankfurt-am-Main, Germany on the Quotation Day for the relevant Interest Period, FMO determines that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR.

10.3	Alternative basis of interest or funding

If a Market Disruption Event occurs and FMO or the Borrower so requires, FMO and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

11.	FEES

11.1	Front-end fee

The Borrower shall pay to FMO a front-end fee of two hundred and twenty-five thousand Euros (€225,000) equal to an amount of 1.5 per cent. (1.5%) of the Facility, which amount shall be deducted by FMO on the date of the first Utilisation from the amount disbursed to the Borrower pursuant to the first Utilisation Request.

11.2	Monitoring Fee

The Borrower shall for the tenor of this Agreement pay to FMO on the first Interest Payment Date of each year the Monitoring Fee of ten thousand Euros (€10,000) per annum for the overall monitoring of the Borrower, PYPO PRC and the Group’s business.

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

In this Agreement:

12.1.1	“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to FMO under Sub-clause 12.2 (Tax gross-up) or a payment under Sub-clause 12.3 (Tax indemnity).

12.1.2	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

12.2.1	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify FMO accordingly.

12.2.3	If a Tax Deduction required by law is to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.5	Within fifteen (15) Business Days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to FMO evidence reasonably satisfactory to FMO that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

12.3.1	The Borrower shall (within five (5) Business Days of demand by FMO) pay to FMO an amount equal to the loss, liability or cost which FMO determines will be or has been (directly or indirectly) suffered for or on account of Tax by FMO in respect of a Finance Document.

12.3.2	Sub-clause 12.3.1 above shall not apply:

(a)	with respect to any Tax assessed on FMO:

(i)	under the law of the jurisdiction in which FMO is incorporated or, if different, the jurisdiction (or jurisdictions) in which FMO is treated as resident for tax purposes;

or

(ii)	under the law of the jurisdiction in which FMO is incorporated in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by FMO;

or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Sub-clause 12.2 (Tax gross-up).

12.3.3	If FMO makes or intends to make a claim under Sub-clause 12.3.1 above, FMO shall promptly notify the Borrower of the event, which will give rise to such claim.

12.4	Stamp taxes

The Borrower shall pay, within five (5) Business Days of demand by FMO, and indemnify FMO against any cost, loss or liability FMO incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.5	VAT

12.5.1	All consideration expressed to be payable under a Finance Document by the Borrower to FMO shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by FMO to the Borrower in connection with any Finance Document, the Borrower shall pay to FMO (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

12.5.2	Where a Finance Document requires the Borrower to reimburse FMO for any costs or expenses, it shall also at the same time pay and indemnify FMO against all VAT incurred by FMO in respect of the costs or expenses to the extent that FMO reasonably determines that it is not entitled to credit or repayment of the VAT.

13.	INCREASED COSTS

13.1	Increased costs

13.1.1	Subject to Sub-clause 13.3 (Exceptions) the Borrower shall, within five (5) Business Days of a demand by FMO, pay to FMO the amount of any Increased Costs incurred by FMO as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation.

13.1.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on FMO’s overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document; or

(d)	the costs to be made in order to comply with the requirements of the European Central Bank,

which is incurred or suffered by FMO to the extent that it is attributable to FMO having entered into a commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

If FMO intends to make a claim pursuant to Sub-clause 13 (Increased costs) FMO shall promptly notify the Borrower.

13.3	Exceptions

13.3.1	Sub-clause 13 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)	compensated for by Sub-clause 12.3 (Tax indemnity);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by FMO of any law or regulation.

13.3.2	In this Sub-clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Sub-clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

14.1.1	If any sum due from the Borrower under any Finance Document (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Borrower;

and/or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three (3) Business Days of demand by FMO, indemnify FMO against any cost, loss or liability arising out of or as a result of the conversion, including any discrepancy between (A) the rate of exchange used to convert that Sum from the First

Currency into the Second Currency and (B) the rate or rates of exchange available to FMO at the time of its receipt of that Sum.

14.1.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under any Finance Document in a currency or currency unit other than that in which it is expressed to be payable in this Agreement.

14.2	Other indemnities

The Borrower shall, within five (5) Business Days of demand, indemnify FMO against any cost, loss or liability incurred by FMO as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under any Finance Document on its due date;

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by FMO);

or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.	MITIGATION BY FMO

15.1	Mitigation

15.1.1	FMO shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Sub-clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities), Clause 13 (Increased costs) or paragraph 3 of SCHEDULE 3 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents.

15.1.2	Sub-clause 15.1.1 above does not in any way limit the obligations of the Borrower under any of the Finance Documents.

15.2	Limitation of liability

15.2.1	The Borrower shall indemnify FMO for all costs and expenses reasonably incurred by FMO as a result of steps taken by it under Sub-clause 15.1 (Mitigation).

15.2.2	FMO is not obliged to take any steps under Sub-clause 15.1 (Mitigation) if, in the opinion of FMO (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall within five (5) Business Days on demand pay FMO the amount of all costs and expenses (including (external) legal fees and any travel expenses) incurred by FMO in connection with the negotiation, preparation, printing, execution and registration (and any related filing of registration documents) of:

(a)	this Agreement, the Finance Documents and any other documents referred herein and thereto;

and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Sub-clause 27.8 (Change of currency), the Borrower shall, within five (5) Business Days of demand, reimburse FMO for the amount of all costs and expenses (including (external) legal fees) incurred by FMO in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within five (5) Business Days of demand, pay to FMO the amount of all costs and expenses (including (external) legal fees and any travel expenses) incurred by FMO in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.4	Costs for social monitoring

The Borrower shall within three (3) Business Days on demand pay FMO the amount of all costs and expenses (including consultancy costs and any travel expenses) incurred by FMO in connection with social monitoring of the Loans under this Agreement.

17.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 (Representations) to FMO on the date of this Agreement.

17.1	Status

17.1.1	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

17.1.2	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law as at the date of this Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

17.3.1	any law or regulation applicable to it;

17.3.2	its or any of its Subsidiaries’ constitutional documents;

or

17.3.3	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by the Finance Documents.

17.5	Validity and admissibility in evidence

All Authorisations required or desirable:

17.5.1	to enable it to lawfully enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

17.5.2	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

17.6	Governing law and enforcement

17.6.1	The choice of the laws of the Territory as the governing law of the applicable Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

17.6.2	Any and all arbitral awards and judgments obtained in relation to each Finance Document will be recognised and enforced in its jurisdiction of incorporation.

17.7	Tax Deduction

It is not required to make any Tax Deduction from any payment it may make under any Finance Document.

17.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.9	No default

17.9.1	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

17.9.2	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

17.10	Financial statements

17.10.1	Its financial statements were prepared in accordance with US GAAP consistently applied.

17.10.2	Its financial statements fairly represent the financial condition and operations of the Group during the relevant financial year.

17.10.3	There has been no material adverse change in its or the Group’s business or financial condition since 30 September 2008 (as measured against the unaudited consolidated financial statements of the Guarantor (covering the Group) in the form provided to FMO covering the period ended 30 September 2008).

17.11	No misleading information

All written information supplied by the Guarantor or any member of the Group was true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

17.12	First priority ranking

Its payment obligations under the Finance Documents will be secured and have ranking priority (not subject to any other prior ranking or pari passu ranking payment obligations) over the claims of all its other secured, unsecured, subordinated and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency or governmental, regulatory or other investigations, proceedings or disputes which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

17.14	Taxation

17.14.1	It and each member of the Group has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith, (ii) it and each member of the Group has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld).

17.14.2	It and each member of the Group is not materially overdue in the filing of any Tax returns.

17.14.3	No claims are being or are reasonably likely to be asserted against it or any member of the Group with respect to Taxes.

17.15	No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

17.16	Good Title to Assets

It and each member of the Group has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

17.17	Legal and beneficial ownership

It, the Guarantor and each member of the Group is the absolute legal and beneficial owner of its assets including its assets subject to the FMO Security.

17.18	Compliance with laws

It and each member of the Group has not violated nor breached any law to which it may be subject (including but not limited to Social Law), which has resulted in or could reasonably be expected to have, a Material Adverse Effect.

17.19	Corporate Governance

It has and each member of the Group has acknowledged all requirements as set out in SCHEDULE 7 (Corporate Governance Guidelines).

17.20	Repetition

The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and the first day of each Interest Period.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 (Information Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

18.1	Financial statements

The Borrower shall supply to FMO:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years the audited consolidated annual financial statements for that period.

(b)	as soon as the same become available, but in any event within 30 days after the end of each quarter of each of its financial years the unaudited consolidated quarterly financial statements for that period.

18.2	Requirements as to financial statements

18.2.1	Each set of financial statements delivered by the Borrower pursuant to Sub-clause 18.1 (Financial statements) shall be certified by a director of the Borrower (preferably the Chief Financial Officer) as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

18.2.2

The Borrower shall procure that each set of its financial statements delivered pursuant to Sub-clause 18.1 (Financial statements) is prepared using US GAAP, and accounting practices and financial reference periods consistent with those applied in the preparation of its Financial Statements unless, in relation to any set of financial statements, it notifies FMO that there has been a change in US GAAP, or the accounting practices or reference periods and its Auditors deliver to FMO:

(a)	a description of any change necessary for those financial statements to reflect the US GAAP, accounting practices and reference periods upon which its Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be reasonably required by FMO, to enable FMO to determine whether Clause 19 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Financial Statements were prepared.

18.3	Compliance Certificate

18.3.1	The Borrower shall supply to FMO, with each set of financial statements delivered pursuant to Sub-clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenants) as at the date as at which those financial statements were drawn up.

18.3.2	Each Compliance Certificate shall be signed by two directors of the Borrower and shall be reported on by the Auditors in a form agreed between the Borrower and FMO.

18.4	Annual Social Performance Report

The Borrower shall or the Borrower shall procure PYPO PRC to, as soon as it is available, but in any event no later than the date the Borrower has to deliver its audited consolidated financial statements in accordance with Sub-clause 18.1, deliver to FMO the Annual Social Performance Report in the form set out in SCHEDULE 10 (Annual Social Performance Report).

18.5	Information: miscellaneous

The Borrower shall supply to FMO:

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it or any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of the Borrower or any member of the Group as FMO may reasonably request; and

(d)	as soon as possible after the date of this Agreement its assigned VAT number and any other details in respect thereof.

18.6	Notification of Default

18.6.1	The Borrower shall notify FMO of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

18.6.2	Promptly upon a request by FMO, the Borrower shall supply to FMO a certificate signed by two of its directors on its behalf certifying that no Default is continuing or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it.

19.	FINANCIAL COVENANTS

19.1	The following financial covenants shall apply to the Borrower on a consolidated basis and shall be reported quarterly, based on US GAAP accounting:

19.1.1	Up to and including 31 March 2009:

•	EBITDA ≥ RMB 300 million;

•	EBITDA Margin ≥ 7.5%;

•	Solvency Ratio > 65%; and

•	Adjusted Net Income ≥ 20 million Euros for the financial year of 2009

19.1.2	As from 1 April 2009:

•	Interest-bearing long term DEBT/EBITDA ≤2;

•	Solvency Ratio ≥ 60%;

•	Current Ratio ≥ 2; and

•	Net Margin ≥ 5%.

20.	POSITIVE UNDERTAKINGS

The undertakings in this Clause 20 (Positive Undertakings) apply to the Borrower and PYPO PRC and shall remain in force from the date of this Agreement for so long as any amount is outstanding under any Finance Document.

20.1	Authorisations

The Borrower shall (and the Borrower shall ensure PYPO PRC to) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to FMO of any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of the Finance Documents and to carry on its current business.

20.2	Compliance with laws

The Borrower shall (and the Borrower shall ensure PYPO PRC to) comply in all respects with all laws to which it may be subject, if failure to so comply would materially impair its ability to perform its obligations under the Finance Documents or could reasonably be expected to have a Material Adverse Effect.

20.3	Insurance

20.3.1	The Borrower shall (and the Borrower shall ensure that each member of the Group will):

(a)	maintain insurances on and in relation to its business and assets with reputable insurance companies (to FMO’s satisfaction) against those risks and to the extent as is usual for companies carrying on the same or substantially similar business including, but not limited to, the insurances listed in SCHEDULE 9 (Insurances) and any other insurances as may be required by law;

(b)	ensure that all premiums are paid on time and other obligations of the Borrower and each other member of the Group under the insurance policies are duly complied with;

(c)	not do or omit to do, or permit to be done or not done, anything which might prejudice any of its rights or the rights of FMO to claim or recover under any insurance policy;

and

(d)	not vary, rescind, terminate, cancel or cause a material change to any insurance policy.

20.3.2

Each insurance policy referred to in this Sub-clause 20.3 shall be on terms and conditions acceptable to FMO and shall contain provisions to the effect that no policy can expire nor can it be cancelled or suspended by the Borrower or the relevant member of the Group or the insurer for any reason (including failure to renew the policy or to pay the premium or any other amount) unless FMO and, in the case of expiration or if cancellation or suspension is initiated by the insurer, the Borrower receive at least 45 days’

notice (or such lesser period as FMO may agree in writing with respect to cancellation, suspension or termination in the event of war or similar peril) prior to the effective date of termination, cancellation or suspension.

20.3.3	Unless FMO otherwise agrees in writing, the Borrower shall (and the Borrower shall ensure PYPO PRC to) provide FMO with the following:

(a)	within thirty (30) days of the effective date, copies, in English or accompanied by a certified translation into English, of any new or renewed insurance policy and evidence of premium payment and within sixty (60) days of the end of each financial year with confirmation of each insurer or an independent insurance broker that the Borrower and PYPO PRC is in compliance with its obligations under Sub-clause 20.3; and

(b)	as soon as possible after its occurrence, notice of any event which entitles the Borrower or PYPO PRC or any of PYPO PRC’s operating Subsidiaries to claim for an aggregate amount exceeding the equivalent of one hundred thousand Euros (€100,000) under any one or more insurance policies.

(c)	Subject to Sub-clause 20.3.3 (d), the Borrower or PYPO PRC or any of PYPO PRC’s operating Subsidiaries may apply insurance proceeds for any claim, or series of claims arising with respect to the same event, up to an aggregate of one hundred thousand Euros (€100,000) or the equivalent thereof payable under the policies, to repair or replace the assets in respect of which the insurance proceeds have been paid.

(d)	On and at any time after the occurrence of an Event of Default the Borrower and PYPO PRC and any of PYPO PRC’s operating Subsidiaries may only apply insurance proceeds for any claim in accordance with directions given to it by FMO.

20.4	Corporate governance

The Borrower shall (and the Borrower shall ensure that each member of the Group will) comply with the corporate governance guidelines set out in SCHEDULE 7 (Corporate Governance Guidelines).

20.5	Taxation

The Borrower shall (and the Borrower shall ensure that each member of the Group will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith, (ii) adequate reserves are being maintained for those Taxes and (iii) where such payment can be lawfully withheld).

20.6	Access

The Borrower shall (and the Borrower shall ensure that each member of the Group will) permit FMO and/or accountants or other professional advisers and contractors of FMO free access at all reasonable times and on reasonable notice at the cost of the Borrower or the relevant member of the Group to (a) inspect and take copies and extracts from the books, accounts and records of the relevant member of the Group; (b) view the assets which are the subject of the FMO Security and the premises of the relevant member of the Group; and (c) meet and discuss matters with senior management employees of the Borrower or the relevant member of the Group.

20.7	FMO Security

The Borrower shall, and the Borrower shall ensure that each member of the Group will, ensure that all FMO Security is fully created and perfected in accordance with any applicable laws and regulations and that each FMO Security Document has been duly executed.

20.8	FMO Security Ranking

The Borrower shall, and the Borrower shall ensure that each member of the Group will, ensure that all FMO Security (save the Corporate Guarantee) created or expressed to be created or evidenced by the FMO Security Documents has or will have first ranking priority and that such FMO Security is not subject to any prior ranking or pari passu ranking Security.

20.9	Compliance with Social Law

The Borrower and each of its Subsidiaries shall procure that it/they shall (and the Borrower shall ensure that each member of the Group will) comply in all material respects with all Social Law and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same. Furthermore, the Borrower will (and the Borrower shall ensure that each member of the Group will) use its best efforts to act in accordance with the Core Labour Standards and the Basic Terms and Conditions of Employment, insofar these exceed Social Law.

20.10	Special covenants and post-completion obligations

20.10.1	The Borrower shall provide information of the use of the proceeds of the Loan together with a projected disbursement schedule within 5 Business Days of disbursement of the Loan.

20.10.2	The Borrower shall (and the Borrower shall procure PYPO PRC to) comply with the post-completion obligations set out in SCHEDULE 16.

20.10.3

The Borrower shall procure that the Sponsors shall execute a share retention undertaking letter (in a form as substantially set out in SCHEDULE 17) which requires each of them to retain a certain level of their direct and indirect shareholding in the Borrower and PYPO PRC, until the date of a Qualified IPO.

21.	NEGATIVE UNDERTAKINGS

The undertakings in this Clause 21 (Negative Undertakings) shall apply to the Borrower and PYPO PRC and shall remain in force from the date of this Agreement for so long as any amount is outstanding under any Finance Document.

21.1	Negative pledge

21.1.1	The Borrower shall not (and the Borrower shall ensure that no other member of the Group will), without the prior written consent of FMO, create or permit to subsist any new Security over any of its assets after the date of this Agreement.

21.1.2	The Borrower shall not (and the Borrower shall ensure that no other member of the Group will), without the prior written consent of FMO:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(b)	sell, transfer or otherwise dispose of any receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts;

or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

21.2	Disposals

21.2.1	The Borrower shall not, without the prior written consent of FMO (and the Borrower shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

21.2.2	Sub-clause 21.2.1 above does not apply to any sale, lease, transfer or other disposal:

(a)	made in the ordinary course of business of the disposing entity;

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality; or

(c)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other safe, [ease, transfer or other disposal by the Group, other than any permitted under paragraphs (a) and (b) above) does not exceed one million and five hundred thousand Euros (€1,500,000) (or its equivalent in another currency or currencies) in any financial year.

21.3	Acquisitions

The Borrower shall not (and the Borrower shall ensure that no other member of the Group will), without the prior written consent of FMO acquire any company, business, assets or undertaking if the amount of the acquisition cost, when aggregated with the aggregate acquisition cost of any other companies, business, assets or undertaking acquired by members of the Group during that financial year is equal to or exceeds four million Euros (€4,000,000).

21.4	Joint ventures

The Borrower shall not (and the Borrower shall ensure that no member of the Group will), without the prior written consent of FMO:

(a)	except in the ordinary course of business, acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture where the aggregate value of consideration is equal to or more than four million Euros (€4,000,000); and

(b)	transfer any assets or lend to or guarantee or indemnify or give security for the obligations of a Joint Venture (or agree to transfer, lend, guarantee, indemnify or give security for the obligations of a Joint Venture) where the aggregate value of the assets or exposure to liability arising from such loan, guarantee, indemnification or security (as the case may be) is equal to or more than four million Euros (€4,000,000).

21.5	Loans and Guarantees

21.5.1	The Borrower shall not without the consent of FMO (and the Borrower shall ensure that no member of the Group will) make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

21.5.2	Sub-clause 21.5.1 does not apply to any loans, grant of credit guarantee or indemnity granted for the working capital needs of the Group and where the aggregate value of such loans, grant of credit guarantee or indemnity does not exceed one hundred thousand Euros (€100,000) in any financial year of the Group and where doing so would not exceed the relevant Solvency Ratio as applicable pursuant to Clause 19.1.

21.6	Dividends

21.6.1	Subject to Clause 21.6.2 in respect of the dividend policy of PYPO PRC, as approved by FMO, the Borrower shall not (and the Borrower shall ensure that no member of the Group will), without the prior written consent of FMO pay, make or declare any dividend or other distribution in respect of any financial year of the Group.

21.6.2	Notwithstanding any other provisions in this Agreement, the Borrower shall ensure that PYPO PRC maintains a dividend policy, whereby so much of PYPO PRC’s net profits will be paid by way of dividend to the Borrower as to ensure that the Borrower will be able to comply with all of its financial obligations under each of the Finance Documents at any time.

21.7	Merger

Except in conjunction with a Qualified IPO, the Borrower shall not (and the Borrower shall ensure that no other member of the Group will), without the prior written consent of FMO enter into any amalgamation, demerger, merger or corporate reconstruction.

21.8	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of any member of the Group from that carried on at the date of this Agreement.

21.9	Arm’s length basis

The Borrower shall not (and the Borrower shall ensure that no member of the Group will), without the prior written consent of FMO enter into any transaction with any person or enter into or continue business relations with its shareholders, employees, affiliates, Holding Company(ies), and/or Subsidiary(ies) except on proper commercial terms negotiated at arms’ length.

21.10	Excluded Activities

The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) finance any person performing any of the excluded activities as listed in SCHEDULE 8 (Excluded Activities).

21.11	Auditors

22.	The Borrower shall not appoint any company, firm or individual to replace the Auditors without the prior written consent of FMO.

23.	Events of Default

Each of the events or circumstances set out in this Clause 22 applies to the Borrower and where applicable, to each member of the Group and is an Event of Default.

23.1	Non-payment

The Borrower or any member of the Group does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable.

23.2	Financial covenants

Any requirement of Clause 19 (Financial covenants) is not satisfied.

23.3	Other obligations

23.3.1	The Borrower or any party (except FMO) to any Finance Document does not comply with any provision of the Finance Documents (other than those referred to in Sub-clause 23.1 (Non-payment) and Sub-clause 23.2 (Financial covenants)).

23.3.2	No Event of Default under Sub-clause 23.3.1 above will occur if the failure to comply is capable of remedy and is remedied within 30 days of FMO giving notice to the Borrower (or the relevant party to the Finance Document) or the Borrower (or the relevant party to the Finance Document) becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower or any member of the Group in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default

23.5.1	Any Financial Indebtedness of the Borrower or any member of the Group is not paid when due nor within any originally applicable grace period.

23.5.2	Any Financial Indebtedness of the Borrower or any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

23.5.3	Any commitment for any Financial Indebtedness of the Borrower or any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

23.5.4	Any creditor of the Borrower or any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

23.6	Insolvency

23.6.1	The Borrower or any member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

23.6.2	A moratorium is declared in respect of any indebtedness of the Borrower or any member of the Group.

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any member of the Group;

(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower or any member of the Group;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any member of the Group or any of its/the Group’s assets; or

(d)	enforcement of any Security over any assets of the Borrower or any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any of the Borrower’s assets or assets of a member of the Group having an aggregate value of one hundred thousand Euros (€100,000) or more and is not discharged within thirty (30) days.

23.9	Unlawfulness

It is or becomes unlawful for the Borrower or any member of the Group to perform any of its obligations under any of the Finance Documents.

23.10	Repudiation

The Borrower or any member of the Group repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.11	Governmental intervention

By or under the authority of any government:

(a)	the management of the Borrower or any member of the Group is wholly or partially displaced or the authority of the Borrower or any member of the Group in the conduct of its business is wholly or partially curtailed; or

(b)	any of the issued shares of the Borrower or any member of the Group or the whole or any part of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired.

23.12	Material adverse change

Any event or circumstance occurs which FMO reasonably believes might have a Material Adverse Effect.

23.13	Acceleration

On and at any time after the occurrence of an Event of Default FMO may by notice to the Borrower:

(a)	cancel the Available Facility whereupon it shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by FMO on the instructions of FMO.

24.	ASSIGNMENT AND TRANSFER

24.1	Assignments by FMO

Subject to this Clause 24.1, FMO (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Conditions of assignment or transfer

24.2.1	An assignment will only be effective on:

(a)	receipt by the Borrower of written confirmation from the New Lender (in form and substance satisfactory to the Borrower) that the New Lender will assume the same obligations to the other Parties as it would have been under if it was FMO;

(b)	performance by the New Lender of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the New Lender shall promptly notify to FMO; and

(c)	in the case of an assignment to an entity that directly competes with the business of PYPO PRC, the prior written consent of the Borrower is received by FMO.

24.2.2	A transfer will only be effective if the procedure set out in Sub-clause 24.4 (Procedure for transfer) is complied with.

24.3	Limitation of responsibility of FMO

24.3.1	Unless expressly agreed to the contrary, FMO makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of the Borrower or any member of the Group;

(c)	the performance and observance by the Borrower or any member of the Group of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

24.3.2	A New Lender shall confirm to FMO that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by FMO in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents.

24.3.3	Nothing in any Finance Document(s) obliges FMO to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24.3.3; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower or any member of the Group of its obligations under the Finance Documents or otherwise.

24.4	Procedure for transfer

24.4.1	Subject to the conditions set out in Sub-clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Sub-clause 24.4.3 below when FMO executes an otherwise duly completed Transfer Certificate. FMO shall subject to Sub-clause 24.4.3 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

24.4.2	FMO shall only be obliged to execute a Transfer Certificate delivered to it by the New Lender upon the New Lender’s completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

24.4.3	On the Transfer Date:

(a)	to the extent that in the Transfer Certificate FMO seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower, the relevant member(s) of the Group and FMO shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	the Borrower, the relevant member(s) of the Group and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that the Borrower, the relevant member(s) of the Group and the New Lender have assumed and/or acquired the same in place of the Borrower, the relevant member(s) of the Group and FMO;

(c)	the New Lender shall become a Party as a “Lender” and reference in this Agreement to “FMO” shall be construed to be reference to the “Lender”.

24.5	Copy of Transfer Certificate to Borrower

FMO shall as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

24.6	Disclosure of information

FMO may disclose to any other person:

(a)	to (or through) whom FMO assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom FMO enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower, the Group and the Finance Documents as FMO shall consider appropriate if in relation to Sub-clauses 24.4.1 and 24.4.2 above, when the person to whom the information is to be given has entered into a confidentiality undertaking in a form satisfactory to FMO.

25.	CHANGES TO THE BORROWER

The Borrower and each member of the Group may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents without prior written consent of FMO.

26.	CONDUCT OF BUSINESS BY FMO

No provision of this Agreement will:

(a)	interfere with the right of FMO to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige FMO to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige FMO to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	PAYMENT MECHANICS

27.1	Payments to FMO

27.1.1	On each date on which the Borrower is required to make a payment to FMO under a Finance Document, the Borrower shall make the same available to FMO (unless a contrary indication appears in a Finance Document for value on the due date at the time and in such funds specified by FMO as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

27.1.2	Payment shall be made into:

IBAN number:	NL21 ABNA 0 516 505 297

account name:	Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V., The Hague, The Netherlands

bank:	ABN AMRO Bank N.V., Amsterdam Branch, The Netherlands

S.W.I.F.T. BIC:	ABNANL2A

Please state reference number:	C10000324-001

27.2	Distributions by FMO

On each date on which this Agreement requires an amount to be paid by FMO, FMO shall make the same available to the Borrower to the relevant account specified from time to time:

EUR bank account number:	694-1-50747028

account name:	Pypo Holdings (HK) Company Limited

bank:	Citic Ka Wah Bank Ltd, Hong Kong 232 Des Voeux Road Central, Hong Kong

S.W.I.F.T. BIC:	KWHKHKHH (branch code: 018)

27.3	Distributions to the Borrower

FMO may (with the consent of the Borrower or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Partial payments

27.4.1	If FMO receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, FMO shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of FMO under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

27.4.2	FMO may vary the order set out in Sub-clauses 27.4.1(a) to (d) above.

27.4.3	Sub-clauses 27.4.1(a) to (d) above will override any appropriation made by the Borrower.

27.5	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.6	Business Days

27.6.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

27.6.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.7	Currency of account

27.7.1	Subject to Sub-clauses 27.8.1 and 27.8.2 below, Euro is the currency of account and payment for any sum due from the Borrower under any Finance Document.

27.7.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

27.7.3	Any amount expressed to be payable in a currency other than Euro shall be paid in that other currency.

27.8	Change of currency

27.8.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by FMO (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by FMO (acting reasonably).

27.8.2	If a change in any currency of a country occurs, this Agreement will, to the extent FMO (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.	SET-OFF

FMO may set off any matured obligation due from the Borrower under the Finance Documents against any matured obligation owed by FMO to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, FMO may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Address and Delivery

Any notice or demand to be made by one person to another under or in connection with the Finance Documents may be served by depositing such notice or demand at the address of such other person as identified with its name below (or such other address as such other person may previously have specified to FMO in writing) or by letter posted by prepaid first-class post to such address (which shall be deemed to have been served on the fifth day following the date of posting), or by fax to the fax number identified with the name of such other person below (or such other fax number as such person may previously have specified to FMO in writing) (which shall be deemed to have been received when transmission has been completed) provided that any notice to be served on FMO shall be effective only when actually received by FMO, marked for the attention of the department or officer specified by FMO for such purpose.

29.3	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number or changing its own address or fax number, FMO shall notify the Borrower.

29.4	English language

29.4.1	Any notice given under or in connection with any Finance Document must be in English.

29.4.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)	if not in English, and if so required by FMO, accompanied by a certified English translation provided by the Borrower at the Borrower’s cost and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

For the determination of the amounts due and payable by the Borrower to FMO at any time and in any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by FMO are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by FMO of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

30.4	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

31.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of FMO, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

32.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the written consent of FMO and the Borrower and any such amendment or waiver will be binding on all Parties.

33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	GOVERNING LAW

This Agreement is governed by the laws of the Territory, excluding its conflicts of laws rules.

35.	ARBITRATION

35.1	Arbitration

Any and all disputes, controversies or differences (a “Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) shall be referred and submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and finally resolved by arbitration under its rules except as modified herein (the “Rules”).

35.2	Procedure for arbitration

The arbitral tribunal shall consist of one arbitrator who shall be Senior Counsel (appointed pursuant to the Legal Practitioners Ordinance (Cap. 159 of the laws of Hong Kong) of at least five (5) years’ standing appointed by the HKIAC. The seat of arbitration shall be Hong Kong SAR and the language of the arbitration shall be English. The arbitrator is authorized to reach a ruling and make an award which is consistent with the provisions of this Agreement and which is binding on the Parties and enjoins or proscribes specific actions by the Parties. The arbitrator’s ruling and award shall be final, and may not be contested by any Party nor may relief therefrom be sought in any court. Any court having jurisdiction may enforce the arbitral ruling and award.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

1.	Borrower, PYPO PRC and the Guarantor

(a)	A copy of the constitutional documents of the Borrower, PYPO PRC and the Guarantor, as listed below:

(i)	in respect of the Borrower: current Articles of Association, certificate of incorporation, registers and business registration certificate;

(ii)	in respect of PYPO PRC: current Articles of Association, business licence and approval certificate with all necessary approvals showing the current business scope, total investment and registered capital; and

(iii)	in respect of the Guarantor: current Articles of Association, certificate of incorporation, certificate of good standing and registers.

(b)	A copy of a resolution of the board of directors of the Borrower, PYPO PRC and the Guarantor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above together with certified copies of the passports or other identification documents of such authorised persons.

(d)	A certificate of the Borrower confirming that:

(i)	drawing the Facility would not cause any borrowing, or similar limit binding on the Borrower to be exceeded;

(ii)	no Event of default is existing or anticipated to occur;

(iii)	the Representations are true and correct; and

(iv)	there is no Material Adverse Change existing or anticipated to occur.

2.	Legal opinions

(a)	A Hong Kong law legal opinion issued by a reputable Hong Kong registered law firm hired by FMO and at the costs of Borrower, which opinion shall be addressed to and made in favour of FMO in the form and substance acceptable to FMO confirming: (i) the continuing registration of the Borrower; and (ii) the valid execution and enforceability of each of the Hong Kong law governed Finance Documents and the Security created thereon.

(b)	A PRC law legal opinion issued by a reputable law firm registered in the PRC and hired by FMO and at the costs of Borrower, which opinion shall be addressed to and made in favour of FMO in the form and substance acceptable to FMO confirming: (i) the good standing and continuing registration of PYPO PRC under PRC laws; and (ii) the valid execution and enforceability of each of the PRC law governed Finance Documents; and (iii) the Security created under the Equity Pledge Agreement has been created and perfected (or in the process of being perfected) in accordance with PRC laws.

(c)	A Cayman Islands law legal opinion issued by a reputable Cayman Islands registered law firm hired by FMO and at the costs of Borrower, which opinion shall be addressed to and made in favour of FMO in the form and substance acceptable to FMO confirming: (i) the legality, validity and existence of the Guarantor; (ii) the valid execution and enforceability of the Corporate Guarantee issued by the Guarantor in favour of FMO; and (iii) the valid execution and enforceability of the Charge Deed issued by the Guarantor in favour of FMO.

3.	Other documents and evidence

(a)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(b)	A list of all insurance policies maintained by PYPO PRC and each of PYPO PRC’s operating Subsidiaries.

(c)	An executed copy of the Finance Documents in form and substance satisfactory to FMO.

(d)	A copy of: (i) the audited consolidated financial statements of the Guarantor for the period ending 31 March 2008; (ii) the unaudited consolidated financial statements of the Guarantor for the period ending 30 September 2008; and (iii) the unaudited consolidated financial statements of the Borrower for the period ending 31 Mar 2008, prepared by management of the Borrower.

(e)	Evidence that the Security created by the Charge Deed and the Equity Pledge Agreement has been created and perfected (or is in the process of being perfected) in accordance with applicable laws.

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(f)	Evidence that any process agent appointed under any Finance Document has accepted its appointment and any fees relating to the appointment of a process agent have been paid or will be paid by the first Utilisation Date.

(g)	A copy of any other Authorisation or other document, opinion or assurance which FMO considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by the Finance Documents or for the validity and enforceability of the Finance Documents or any Authorizations with respect to the carrying on of the business by the Borrower.

(h)	A letter from the Auditors addressed to FMO, confirming that they have been authorized by the Borrower to communicate directly with FMO at any time regarding the Borrower’s accounts and operations and that they are aware of the provisions of Sub-clauses 1.1 (Definitions) and Clause 19 (Financial covenants) of this Agreement.

(i)	A duly executed share retention undertaking letter by the Sponsors in the form set out in Schedule 17.

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SCHEDULE 2

UTILISATION REQUEST

To:	Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V., Attn: [insert Department name and name of responsible IO], Anna van Saksenlaan 71, 2593 HW The Hague, The Netherlands

Date:

Dear Sirs,

Re:	Pypo Holdings (HK) Company Limited — Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. Term Facility Agreement dated [insert execution date of the Agreement] 2009 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request in respect of the Facility. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan pursuant to the Facility for the purpose of capitalization of PYPO PRC (which shall in turn use the proceeds to finance its capital expenditures and working capital with respect to its expansion plan in Central, Western and rural regions in the PRC) and on the following terms:

Proposed Utilisation Date:	[insert proposed Utilisation date] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	Euro

Amount:	[insert amount] or, if less, the Available Facility

3.	We confirm that: (a) each condition specified in Sub-clause 4.1 (Initial conditions precedent) and Sub-clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request; and (b) the previous Loan[s] drawdown under this Agreement have been applied in or towards satisfaction of the purpose[s] specified in the Utilisation Request relating to such Loan.

4.	The proceeds of this Loan should be credited on [ ] to our Account:

5. Name/address of Account-holder:

Account currency

Account No.

Bank/SWIFT code

via (name/address/SWIFT CODE of correspondent bank)

Account No. of beneficiary bank at the correspondent Bank

6.	This Utilisation Request is irrevocable.

Yours faithfully,

PYPO HOLDINGS (HK) COMPANY LIMITED

Authorised Representative	Authorised Representative

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SCHEDULE 3

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate in relation to the cost of compliance with the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) FMO shall calculate a rate (the “Additional Cost Rate”) as referred to in paragraph 3.

3.	The Additional Cost Rate for FMO if lending from a Participating Member State will be the percentage determined by FMO as the cost of complying with the minimum reserve requirements of the European Central Bank.

4.	FMO shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates FMO.

5.	Any determination by FMO pursuant to this Schedule in relation to the Mandatory Cost, an Additional Cost Rate or any amount payable to FMO shall, in the absence of manifest error, be conclusive and binding on all Parties.

FMO may from time to time, after consultation with the Borrower, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

From:	[Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.] (“FMO”) and [New Lender] (the “New Lender”)

Date:

Re:	Pypo Holdings (HK) Company Limited — Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. Term Facility Agreement dated [insert execution date of the Agreement] 2009 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Sub-clause 24.4 (Procedure for transfer):

(a)	On the Transfer Date FMO and the New Lender agree to FMO transferring to the New Lender by novation all or part of the Loans, rights and obligations referred to in the Schedule in accordance with Sub-clause 24.4 (Procedure for Transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The address, fax number and attention details for notices of the New Lender for the purposes of Sub-clause 29.2 (Address and Delivery) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on FMO’s obligations set out in Sub-clause 24.3 (Limitation of responsibility of FMO).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by the laws of the Hong Kong Special Administrative Region, excluding its conflicts of laws jurisprudence.

SCHEDULE 4 (CONT’D)

LOANS/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[address, fax number and attention details for notices and account details for payments,]

[FMO]	[New Lender]

By:	By:

This Transfer Certificate is accepted by FMO and the Transfer Date is confirmed as [        ].

[Agent]

By

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SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To:	Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V., Attn: [insert Department name and name of responsible IO], Anna van Saksenlaan 71, 2593 HW The Hague, The Netherlands

From:   Pypo Holdings (HK) Company Limited

Date:

Dear Sirs,

Re:	Pypo Holdings (HK) Company Limited — Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. Term Facility Agreement dated [insert execution date of the Agreement] 2009 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We report on and confirm the following:

Ratio (up to and including 31 March 2009)	FMO Requirement	Group’s Actual
EBITDA	≥ RMB 300	≤
EBITDA Margin	≥ 7.5%
Solvency Ratio	> 65%
Adjusted Net Income	≥ €20 million for 2009

Ratio (As from 1 April 2009)	FMO Requirement	Group’s Actual
Interest-bearing long term Debt/EBITDA	≤2
Solvency Ratio	≥60%
Current Ratio	≥2
Net Margin	≥5%

3.	We confirm that no Default has occurred and is continuing.

Yours faithfully,

PYPO HOLDINGS (HK) COMPANY LIMITED

Authorised Representative		Authorised Representative

Name:		Name:
Title:	Managing Director	Title:	Managing Director/CFO

[insert applicable certification language]

[AUDITOR]

Name:		Name:
Title:		Title:

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SCHEDULE 6

FMO SECURITY

Name of Borrower	Security
Pypo Holdings (HK) Company Limited	(i) Corporate Guarantee (please refer to SCHEDULE 15), including documents and securities referred therein

(ii) Charge Deed (please refer to SCHEDULE 13) in respect of the pledging of 100% of the issued shares in the Borrower by Pypo Digital Company Limited, including notice of pledge and any other documents and securities referred therein

(iii) Equity Pledge Agreement (please refer to SCHEDULE 14) in respect of the pledging of 100% of the equity interest in the registered capital of PYPO PRC by the Borrower, including any other documents and securities referred therein

SCHEDULE 7

CORPORATE GOVERNANCE GUIDELINES

What is corporate governance?

Corporate governance refers to the structures and processes for the direction and control of companies that align the interests of a wide range of different stakeholders such as management, employees, shareholders and creditors. Good corporate governance contributes to sustainable economic development by enhancing the performance of companies and increasing their access to outside sources of capital. Although the role of each of these stakeholders and their interactions widely vary among countries, a good corporate governance regime helps to assure that companies use their capital efficiently.

FMO clients will benefit from good corporate governance

Corporate governance ultimately is a matter of self-interest for companies. Good corporate governance will enhance a client’s access to capital markets and improve corporate performance.

Access to capital markets. Strengthening investors’ confidence will trigger investors’ appetite to invest. Furthermore, in an increasingly integrated world characterised by highly mobile capital, investors’ expectations for more responsive corporate governance practices are something that companies cannot afford to ignore. International flows of capital enable companies to access financing from a much larger pool of investors and attracts more “patient” long-term capital. Finally, improved corporate governance practices will reduce uncertainty and risks for investors as transparency and predictability increases. This could yield higher business valuations. Adherence to good corporate governance practices: (i) will help improve the confidence of both foreign and domestic investors, may (ii) reduce the cost of capital, and (iii) ultimately will induce more stable sources of financing.

Corporate performance. Good corporate governance helps to ensure that companies take into account the interests of a wide range of constituencies, as well as of the communities within which they operate, and that their boards are accountable to the company and the shareholders. Better governance structures and processes improve decision-making within companies and reduce the occurrence of conflicts between different stakeholders. The best-run companies also recognise that business ethics and corporate awareness of the environmental and societal interest of the communities in which they operate can have an impact on their reputation and long-term performance.

The importance of good corporate governance to FMO

In addition to the benefits to individual client companies, good corporate governance will help FMO to reduce risks and will make a positive contribution to the development of international capital markets.

Reducing risks. FMO faces not only investment risk, but poor governance, or, in the worst cases, corporate scandals also involve a reputational risk. Increased transparency regarding structures, processes and financial results will reduce the likelihood of conflicts among a client’s constituencies.

Development of international capital markets. Improving corporate governance has an impact that goes well beyond the level of individual companies. Strengthening the confidence of investors in a country’s companies and capital markets matters greatly to the long-term competitiveness, overall health and vitality of national economies.

FMO’s approach

FMO supports the private sector in developing countries and emerging markets. FMO’s mission is to contribute to the structural and sustainable economic growth in these countries and, together with the private sector, obtain healthy returns. Therefore, FMO places a strong emphasis on the corporate governance regimes of its clients, as it believes that embracing sound corporate governance principles will be beneficial to all stakeholders of the company. FMO aims to add value to its clients in the area of corporate governance based on the experience we have developed over many years, investing across a wide range of markets and industries. Therefore, FMO reviews the corporate governance regimes of its clients at an early stage, through information request lists and discussions. FMO is able to provide technical support where needed. Additionally, FMO works with its clients to improve corporate governance regimes and jointly develop a “Corporate Governance Action Plan”.

The OECD Principles of Corporate Governance provide the framework for the work of FMO in this area, identifying the key practical issues: the rights and equitable treatment of shareholders, the role of stakeholders, disclosure and transparency, and the responsibilities of the board of directors. The OECD principles form part of a broader international effort to promote increased transparency, integrity and the rule of law. The Principles are nonbinding, but merely serve as a reference point. The principles focus on publicly traded companies, but are also a useful tool to improve corporate governance in non-traded companies. The corporate governance framework should ensure that timely and accurate disclosure is made on all material matters regarding the corporation, including the financial situation, performance, ownership, and governance of the company. Furthermore it should ensure the strategic guidance of the company, the effective monitoring of management by the board, and the board’s accountability to the company and the shareholders.

The rights of shareholders

PRINCIPLE: The corporate governance framework should protect shareholders’ rights.

Basic shareholder rights include the right to: (i) secure methods of ownership registration; convey or transfer shares; (iii) obtain relevant information on the company on a timely and regular basis; (iv) participate and vote in general shareholder meetings; (v) elect members of the board; and (vi) share in the profits of the corporation.

Shareholders have the right to participate in, and to be sufficiently informed on, decisions concerning fundamental corporate changes such as: (i) amendments to the statutes, or articles of incorporation or similar governing documents of the company; (ii) the authorisation of additional shares; and (iii) extraordinary transactions that in effect result in the sale of the company.

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Shareholders should have the opportunity to participate effectively and vote in general shareholder meetings and should be informed of the rules, including voting procedures, that govern general shareholder meetings: (i) shareholders should be furnished with sufficient and timely information concerning the date, location and agenda of general meetings, as well as full and timely information regarding the issues to be decided at the meeting, (ii) opportunity should be provided for shareholders to ask questions of the board and to place items on the agenda at general meetings, subject to reasonable limitations, and (iii) shareholders should be able to vote in person or in absentia, and equal effect should be given to votes whether cast in person or in absentia.

Capital structures and arrangements that enable certain shareholders to obtain a degree of control disproportionate to their equity ownership should be disclosed.

Markets for corporate control should be allowed to function in an efficient and transparent manner: (i) the rules and procedures governing the acquisition of corporate control in the capital markets, and extraordinary transactions such as mergers, and sales of substantial portions of corporate assets, should be clearly articulated and disclosed so that investors understand their rights and recourse. Transactions should occur at transparent prices and under fair conditions that protect the rights of all shareholders according to their class, and (ii) anti-take-over devices should not be used to shield management from accountability.

Shareholders, including institutional investors, should consider the costs and benefits of exercising their voting rights.

The equitable treatment of shareholders

PRINCIPLE: The corporate governance framework should ensure the equitable treatment of all shareholders, including minority and foreign shareholders. All shareholders should have the opportunity to obtain effective redress for violation of their rights.

All shareholders of the same class should be treated equally: (i) within any class, all shareholders should have the same voting rights. All investors should be able to obtain information about the voting rights attached to all classes of shares before they purchase. Any changes in voting rights should be subject to shareholder vote, (ii) votes should be cast by custodians or nominees in a manner agreed upon with the beneficial owner of the shares, and (iii) processes and procedures for general shareholder meetings should allow for equitable treatment of all shareholders. Borrower procedures should not make it unduly difficult or expensive to cast votes.

Insider trading and abusive self-dealing should be prohibited.

Members of the board and managers should be required to disclose any material interests in transactions or matters affecting the company.

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The role of shareholders in corporate governance

PRINCIPLE: The corporate governance framework should recognise the rights of shareholders as established by law and encourage active co-operation between companies and shareholders in creating wealth, jobs, and the sustainability of financially sound enterprises.

The corporate governance framework should assure that the rights of shareholders that are protected by law are respected.

Where shareholder interests are protected by law, shareholders should have the opportunity to obtain effective redress for violation of their rights.

The corporate governance framework should permit performance-enhancing mechanisms for shareholder participation.

Where shareholders participate in the corporate governance process, they should have access to relevant information.

Disclosure and transparency

PRINCIPLE: The corporate governance framework should ensure that timely and accurate disclosure is made on all material matters regarding the company, including the financial situation, performance, ownership, and governance of the Borrower.

Disclosure should include, but not be limited to, material information on: (i) the financial and operating results of the company, (ii) company objectives, (iii) major share ownership and voting rights, (iv) members of the board and key executives, and their remuneration, (v) material foreseeable risk factors, (vi) material issues regarding employees and shareholders, and (vii) governance, structures and policies.

Information should be prepared, audited, and disclosed in accordance with high quality standards of accounting, financial and non-financial disclosure, and audit.

An annual audit should be conducted by an independent auditor in order to provide an external and objective assurance on the way in which financial statements have been prepared and presented.

Channels for disseminating information should provide for fair, timely and cost efficient access to relevant information by users.

The responsibilities of the board

PRINCIPLE: The corporate governance framework should ensure the strategic guidance of the company, the effective monitoring of management by the board, and the board’s accountability to the company and the shareholders.

Board members should act on a fully informed basis, in good faith, with due diligence and care, and in the best interest of the company and the shareholders.

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Where board decisions may affect different shareholder groups differently, the board should treat all shareholders fairly.

The board should ensure compliance with applicable law and take into account the interests of shareholders.

The board should fulfil certain key functions, including: (i) reviewing and guiding corporate strategy, major plans of action, risk policy, annual budgets and business plans, setting performance objectives, monitoring implementation and corporate performance, overseeing major capital expenditures, acquisitions and divestitures, (ii) selecting, compensating, monitoring and, when necessary, replacing key executives and overseeing succession planning, (iii) reviewing key executive and board remuneration, and ensuring a formal and transparent board nomination process, (iv) monitoring and managing potential conflicts of interest of management, board members and shareholders, including misuse of corporate assets and abuse in related party transactions, (v) ensuring the integrity of the company’s accounting and financial reporting systems, including the independent audit, and that appropriate systems of control are in place, in particular, systems for monitoring risk, financial control, and compliance with the law, (vi) monitoring the effectiveness of the governance practices under which it operates and making changes as needed, and (vii) overseeing the process of disclosure and communications.

The board should be able to exercise objective judgement on corporate affairs independent, in particular, from management: (i) boards should consider assigning a sufficient number of non-executive board members capable of exercising independent judgement to tasks where there is a potential for conflict of interest. Examples of such key responsibilities are financial reporting, nomination and executive and board remuneration, (ii) board members should devote sufficient time to their responsibilities.

In order to fulfil their responsibilities, board members should have access to accurate, relevant and timely information.

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SCHEDULE 8

EXCLUDED ACTIVITIES

Each of the Borrower and any member of the Group shall not finance any activity involving:

1.	Production or activities involving forced labour[1] or child labour[2].

2.	Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements.

3.	Production or trade in3:

(a)	weapons and munitions;

(b)	tobacco; and

(c)	hard liquor.

4.	Gambling, casinos and equivalent enterprises[4].

5.	Any business relating to pornography or prostitution.

6.	Trade in wildlife or wildlife products regulated under CITES[5] .

7.	Production or use of or trade in hazardous materials such as radioactive materials[6], unbounded asbestos fibres and products containing PCBs[7].

8.	Cross-border trade in waste and waste products unless compliant to the Basel Convention and the underlying regulations.

[1]	Forced labour means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty as defined by ILO conventions.

[2]

Employees may only be taken if they are at least 14 years old, as defined in the ILO Fundamental Human Rights Conventions (Minimum Age Convention C138, Art. 2), unless local legislation specifies compulsory school attendance or the minimum age for working. In such cases the higher age shall apply.

[3]	This applies when these activities are a substantial part of a project sponsor’s primary operations.

[4]	This applies when these activities are a substantial part of a project sponsor’s primary operations.

[5]	CITES: Convention on International Trade in Endangered Species or Wild Fauna and Flora.

[6]

This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any other equipment where EFP considers the radioactive source to be trivial and/or adequately shielded. Additionally, FMO will finance the mining and enrichment of uranium ores for nuclear energy and other non-military use, but will not finance the production of high enrichment (weapons grade) uranium in countries that have signed and ratified and are honouring the Treaty on the Non-Proliferation of Nuclear Weapons.

[7]	PCBs: Polychlorinated biphenyls, a group of highly toxic chemicals. PCBs are likely to be found in oil-filled electrical transformers, capacitors and switchgear dating from 1950-1985.

9.	Drift net fishing in the marine environment using nets in excess of 2.5 km in length.

10.	Production, use of or trade in pharmaceuticals, pesticides/herbicides, chemicals, ozone depleting substances[1] and other hazardous substances[8] subject to international phaseouts or bans.

11.	Significant[9] conversion or degradation of Critical Habitat[10].

12.	Production and distribution of racist and anti-democratic media.

13.	Significant alteration, damage, or removal of any critical cultural heritage.[11]

14.	Relocation of Indigenous Peoples[12] from traditional or customary lands.

[8]

Ozone Depleting Substances: Chemical compounds, which react with and delete stratospheric ozone, resulting in “holes in the ozone layer”. The Montreal Protocol lists ODs and their target reduction and phase-out dates.

[9]

Significant conversion or degradation means the (1) elimination or severe diminution of the integrity of a habitat caused by a major, long-term change in land or water use; or (2) modification of a habitat that substantially reduces the habitat’s ability to maintain viable population of its native species.

[10]

Critical habitat is a subset of both natural and modified habitat that deserves particular attention. Critical habitat includes areas with high biodiversity value that meet the criteria of the World Conservation Union (IUCN) classification, including habitat required for the survival of critically endangered or endangered species as defined by the IUCN Red List of Threatened Species or as defined in any national legislation; areas having special significance for endemic or restricted-range species; sites that are critical for the survival of migratory species; areas supporting globally significant concentrations or numbers of individuals of congregatory species; areas with unique assemblages of species or which are associated with key evolutionary processes or provide key ecosystem services; and areas having biodiversity of significant social, economic or cultural importance to local communities. Primary Forest or forests of High Conservation Value shall be considered Critical Habitats.

[11]

Critical cultural heritage consists of (i) the internationally recognized heritage of communities who use, or have used within living memory the cultural heritage for long-standing cultural purposes; and (ii) legally protected cultural heritage areas, including those proposed by host governments for such designation.

[12]	The term “Indigenous Peoples” is used in a generic sense to refer to a distinct social and cultural group possessing the following characteristics in varying degrees:

(i)	self-identification as members of a distinct indigenous cultural group and recognition of this identity by others;

(ii)	collective attachment to geographically distinct habitats or ancestral territories in the project area and to the natural resources in these habitats and territories;

(iii)	customary cultural, economic, social, or political institutions that are separate from those of the dominant society or culture; and

(iv)	an indigenous language, often different from the official language of the country or region.

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SCHEDULE 9

INSURANCES

(a)	Insurances of the Borrower

The Borrower shall maintain, at all times, such insurances as required by local legislation.

(b)	Insurances of PYPO PRC and PYPO PRC’s operating Subsidiaries

The Borrower shall procure PYPO PRC (including each of PYPO PRC’s operating Subsidiaries) that it shall maintain insurance policies as set out below:

(a)	property and casualty insurance; and

(b)	at all times, such insurances (eg., employees insurance) as required by local legislation.

SCHEDULE 10

ANNUAL SOCIAL PERFORMANCE REPORT

Please see the attached.

SCHEDULE 11

LABOUR CONTRACTS, RETRENCHMENT AND DISCRIMINATION

OF WORKERS’ REPRESENTATIVES

Role and responsibility of security services

1.	If the employer hires in external security services, it must ensure that they refrain from exercising physical violence, the threat of physical violence, unusual punishments or disciplinary measures, sexual intimidation or harassment and intimidation. (“UN Code or Conduct for Law Enforcement Officials” and “UN Basic Principles on the Use or Force and Firearms by Law Enforcement Officials”).

Discrimination of workers’ representatives

1.	Workers’ representatives shall not be the object of discrimination and shall have all necessary access to workplaces in order to carry out their representative tasks (ILO Convention 135 on workers’ representatives and ILO Recommendation 143).

Labour contract

1.	Employees shall have the right to a contract of employment when there is a normal employment relationship.

2.	Obligations arising from labour legislation or social insurance legislation and regulations arising from the normal employment relationship shall in all cases be complied with.

3.	These obligations shall not be avoided by the use of bogus contracts, contracting out, home working and structural temporary (seasonal) contracts (with the intention of avoiding normal obligations and not merely to cope with production peaks), work as part of the “black” economy, or by the use of apprenticeship schemes which are not intended to pass on skills or to offer regular employment.

4.	FMO recommends that where state or private social security facilities, in particular with respect to pension, maternity, health care costs and invalidity or accident payments, are not regulated by the prevailing labour legislation, the company should make the necessary arrangements itself.

Retrenchment

1.	When considering making changes in its activities which will have significant effects on the employment situation (for example reorganisation, merger, take-over or transfer of production), the company shall inform the relevant authorities and employee representatives and trade unions a reasonable time in advance. The basic principle shall be that the consequences should be considered jointly in order to minimise the negative effects as much as possible. This is of particular importance if a branch is to be closed, resulting in collective redundancy or dismissal. The management shall as far as possible inform the interested parties before the definitive decision is taken.

2.	FMO will only finance projects which involve a substantial loss of employment if the overall development effect of the project makes up for the negative effects for employees and if plans are drawn up to minimise these negative effects.

SCHEDULE 12

SOCIAL ACTION PLAN

Please see the attached.

SCHEDULE 13

CHARGE DEED

Please see the attached.

SCHEDULE 14

EQUITY PLEDGE AGREEMENT

Please see the attached.

SCHEDULE 15

CORPORATE GUARANTEE

Please see the attached.

SCHEDULE 16

POST-COMPLETION OBLIGATIONS

1.	The Borrower shall, within six (6) months of the last Utilisation of the Facility, provide a legal opinion from a reputable law firm registered in the PRC and hired by FMO and at the costs of Borrower, to confirm that the Borrower has submitted documents evidencing that all the proceeds of the Loan have been received by PYPO PRC, and that all relevant governmental registrations have been made.

2.	The Borrower shall procure that, within 12 months of the date of this Agreement, PYPO PRC shall be compliant with a SA8000 accreditation and SA8000 certification, in accordance with its Social Action Plan.

3.	The Borrower shall procure that all employees employed by the Group in the PRC, whose wages fall below 125% of the applicable local minimum wage and whose temporary contracts are in the process of being renewed, these contracts of employment shall be converted into permanent employment agreements.

4.	The Borrower shall, within 3 months of the date of this Agreement, provide to FMO a copy of the audited consolidated financial statements of the Borrower, for the period ending 31 March 2008.

SCHEDULE 17

FORM OF SHARE RETENTION UNDERTAKING

To:	Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V., Attn: [insert Department name and name of responsible IO], Anna van Saksenlaan 71, 2593 HW The Hague, The Netherlands

Attention: Equity Department

From:	Sponsors of the Term Facility Agreement dated [insert execution date of the Agreement] 2009 (the “Agreement”)

Date:                      2009

Dear Sirs,

Re:	Pypo Holdings (HK) Company Limited — Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. Term Facility Agreement dated [insert execution date of the Agreement] 2009 (the “Agreement”)

Reference is made to Clause 20.10.3 of and Clause 3(i) of Schedule 1 to the Agreement.

Terms defined in the Agreement have the same meaning when used in this Undertaking unless given a different meaning in this Undertaking.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, we hereby unconditionally and irrevocably, with the intention to be legally bound, represent, warrant and undertake to FMO that:

(a) on the date of this Agreement, we are together the beneficial owner holding at least thirty per cent. (30%) indirect interest in BEIJING PYPO TECHNOLOGY GROUP COMPANY LIMITED and PYPO HOLDINGS (HK) COMPANY LIMITED; and

(b) we shall continue to individually and collectively hold at least fifteen per cent. (15%) indirect interest in BEIJING PYPO TECHNOLOGY GROUP COMPANY LIMITED and PYPO HOLDINGS (HK) COMPANY LIMITED free and clear of all encumbrances (that is, not to sell, transfer, assign or create any encumbrance over it) until there is a Qualified IPO (as defined in the Agreement).

Signatures of the Sponsors:

ZHANG Kuo	Gong Nana	FEI Dongping	ZHOU Hengyang	HUANG Hai Ping

SCHEDULE 18

DETAILS OF SPONSORS

Name	Address	Identification document and no.
1. ZHANG Kuo		PRC Identity Card No. 110222197101220755

2. Gong Nana		PRC Identity Card No. 430603197102103064

3. FEI Dongping	No. 308, Unit 2, No.4 Building, Southern Cuiwei, Haidian District, Beijing	PRC Identity Card No. 430602196908171516

4. ZHOU Hengyang		PRC Identity Card No. 610402197002150310

5. HUANG Hai Ping		PRC Identity Card No. 610102197210062765

SIGNATURES TO THIS TERM FACILITY AGREEMENT:

For and on behalf of

PYPO HOLDINGS (HK) COMPANY LIMITED

For and on behalf of Pypo Holdings (HK) Company Limited

/s/ Fei Dongping
Authorised Signature(s)
Authorised Representative		Authorised Representative

Name:		Name:

Title:		Title:

Address:

Fax:

NEDERLANDSE FINANCIERINGS- MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V.

Manager Private Equity		Manager Legal Affairs Finance

/s/ T.F. Bakels		/s/ S.E.L. Leijten
Authorised Representative		Authorised Representative

Address:	Anna van Saksenlaan 71 2593 HW The Hague The Netherlands
Fax:	+31 70 3149 771

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